                                                                    EXHIBIT 23.1


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated November 7, 2005, which contains an explanatory paragraph relating to the ability of JAG Media Holdings, Inc. and subsidiaries to continue as a going concern, on our audits of the consolidated financial statements of JAG Media Holdings, Inc. and subsidiaries as of July 31, 2005 and 2004 and for the years then ended, which report is included in the Annual Report on Form 10-KSB filed by JAG Media Holdings, Inc. for the year ended July 31, 2005.



                                                     /s/ J.H. Cohn LLP
                                                     -----------------
                                                     J.H. Cohn LLP

Roseland, New Jersey
September 1, 2006